EXHIBIT 10.13
REPAYMENT AGREEMENT

This Repayment Agreement (this “Agreement”) is made and entered into by and between Dan Massey (hereinafter referred to as “Associate”) and Regions Bank (hereinafter referred to as “Regions”). This Agreement will become effective upon the later of the execution of this Agreement by Associate or Associate’s Date of Hire (the “Effective Date”).

1.    No Contract of Employment. Associate is an at-will employee of Regions. Nothing in this Agreement alters the terms of Associate’s employment nor does it impose upon Associate any obligation to remain an employee or impose upon Regions any obligation (a) to retain Associate as an employee, (b) to change the status of Associate as an at-will employee, or (c) to change Regions’ policies and practices regarding termination of employment.

2.    Employment Bonus. Regions agrees to pay Associate a one-time lump sum payment in the amount of $630,000.00 as an employment bonus (“Employment Bonus”), subject to certain repayment obligations as described in Paragraph 4 below.

3.    Time of Payment. The Employment Bonus will be paid in accordance with Regions’ standard payroll practices as soon as administratively feasible after the Effective Date of this Agreement but in no event will it be paid later than thirty (30) days after the Effective Date of this Agreement.

4.    Repayment Obligations.

(a)    Associate agrees that should Associate voluntarily terminate employment for any reason whatsoever or should Regions terminate Associate’s employment for Cause (defined below), on or before the first anniversary of the Effective Date of this Agreement, Associate will repay to Regions the entire Employment Bonus in a cash lump sum within thirty (30) days of Associate’s date of termination. Should Associate voluntarily terminate employment for any reason whatsoever or should Regions terminate Associate’s employment for Cause (defined below), after the first anniversary, but before the second anniversary of the Effective Date of this Agreement, Associate will repay to Regions half the Employment Bonus in a cash lump sum within thirty (30) days of Associate’s date of termination.    ·

(b)    Regions agrees that should Regions terminate Associate’s employment without Cause on or before the second anniversary of the Effective Date of this Agreement, Associate will not have to repay the Employment Bonus to Regions.

For purposes of this Agreement, termination for “Cause” includes, but is not limited to, unsatisfactory work performance, commission of any criminal activity, or any other misconduct all as determined in the sole discretion of Regions.

MISCELLANEOUS

A.    Term. The term of this Agreement begins on the Effective Date and ends on the earliest of: (i) the second anniversary of the Effective Date, (ii) the date on which Associate repays the Employment Bonus pursuant to Paragraph 4(a), or (iii) the date on which Regions terminates Associate’s employment pursuant to Paragraph 4(b).

B.    Applicable Law. This Agreement is governed by and construed in accordance with the laws of the state of Alabama regardless of the location of its execution or performance.

C.    Taxes. The Employment Bonus will be subject to (i) all applicable taxes required to be withheld by Regions pursuant to federal, state, local, and other tax laws and (ii) payroll deductions, as required by any Company compensation, retirement, welfare, or other benefit plan.

D.    Costs and Attorney’s Fees. Associate agrees to pay all reasonable costs and attorney’s fees incurred by Regions to enforce Associate’s obligations under this Agreement regardless of whether litigation is commenced or prosecuted to judgment.

E.    Opportunity to Review. Associate hereby represents and warrants that Associate has had an opportunity (i) to review this Agreement and understands the meaning and effect of each section of this Agreement and (ii) to consult with an advisor of Associate’s choosing regarding this Agreement.

F.    Entire Agreement. This Agreement constitutes the final, entire, and exclusive agreement between the parties with respect to its subject matter. This Agreement supersedes and replaces any prior agreements, whether written or oral, between the parties regarding its subject matter.

G.    Counterparts and Electronic Signatures. This Agreement may be executed by facsimile or other electronic transmission method and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Associate and Regions have executed this Repayment Agreement as of the date(s) set forth below.

/s/: Dan Massey
05/02/2022

EEO/AA/Minorities/Females/Disabled/Veterans